Exhibit 99.1

National Bank Holdings Corporation Announces Fourth Quarter and Full Year 2015 Financial Results

Company Release – January 28, 2016

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $3.3 million, or $0.11 per diluted share, for the fourth quarter of 2015, compared to net income of $1.6 million, or $0.05 per diluted share, for the third quarter of 2015 and $2.3 million, or $0.06 per diluted share, for the fourth quarter of 2014. For the full year 2015, net income totaled $4.9 million, or $0.14 per diluted share, compared to net income of $9.2 million, or $0.22 per diluted share, during 2014.

In announcing these results, Chief Executive Officer Tim Laney said, “We closed out 2015 with loan production of $967 million, realizing 20% year-over-year spot loan growth and 32% growth in our originated loan portfolio. We remain focused on building and maintaining a diverse, conservatively structured loan portfolio that protects against stress in any one sector.  Net charge-offs were only 12 basis points for the year, which were well within our guidance, and criticized and classified loan levels declined during the fourth quarter. We continued to grow our low-cost deposit base and have increased our average transaction deposits and repurchase agreements by $238 million, or 10% during 2015. We also delivered solid banking related non-interest income growth, which increased 9% over last year. We executed strategic expense initiatives throughout 2015, realizing a net 3.2% decrease in operating expenses compared to the prior year, and we expect to continue to reduce operating expenses during 2016.”

Mr. Laney added, “We successfully repurchased 8.6 million shares throughout 2015, or 22% of our outstanding shares. Since early 2013, we have repurchased 42% of our shares outstanding, at a weighted average price of $19.88. Our capital position remains strong with excess capital of $135 million above a 9% leverage ratio as of year-end. Our excess capital is a source of strength and gives us flexibility to react to future opportunities to leverage capital in situations that we believe will create attractive returns for our shareholders.”

Mr. Laney concluded, “We also completed three significant regulatory initiatives during the fourth quarter, including the termination of our operating agreement with the OCC, the termination of the loss-share agreements with the FDIC, and finally, the Bank’s charter conversion from a national association to a Colorado state-chartered bank. These milestones in our company’s history are expected to result in many future benefits, including cost efficiencies and greater clarity and comparability of our financial results.”

Brian Lilly, Chief Financial Officer, added, “We continue to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time. We do this by excluding the impact of the non-cash FDIC indemnification asset amortization, FDIC loss-share income/expense, the large expense/income related to the workout of acquired problem assets, the impacts of the change in the warrant liability, severance expense accruals, banking center consolidation expense accruals, bargain purchase gain and one-time expenses from the acquisition of Pine River, and our core system conversion-related expenses, which can be seen in our non-GAAP reconciliation starting on page 16. These items negatively impacted the fourth quarter by a net $0.05 per diluted share. The additional $0.05 per diluted share would have resulted in an adjusted net income per diluted share of $0.16 for the fourth quarter of 2015 compared to an adjusted $0.17 for the prior quarter. The adjusted return on average tangible assets was 0.48% during the fourth quarter.”

Fourth Quarter 2015 Highlights

(All comparisons refer to the third quarter of 2015, except as noted)

•

Grew total loans by $64.5 million, or 10.1% annualized, driven by $238.1 million in fourth quarter originations partially offset by higher than normal pay-downs. Strategic loans at December 31, 2015 increased a strong $507.2 million, or 25.9%, since December 31, 2014 on the strength of $966.9 million in loan originations.

•	Total loans ended 2015 at $2.6 billion, a 19.7% increase since December 31, 2014.
•	Net charge-offs in the non 310-30 portfolio were 0.09% of average non 310-30 loans during the fourth quarter and totaled 0.12% for the full year.
•

Successfully exited $23.5 million of the remaining non-strategic loan portfolio, a strong 65.1% annualized. Non-strategic loans decreased $81.9 million for the full year, or 40.6%, to just $119.8 million at December 31, 2015.

•	Added a net $2.7 million to accretable yield for the acquired loans accounted for under ASC 310-30.
•	Average transaction deposits increased $46.6 million, or 7.1% annualized, while cost of deposits remained flat at 0.35%.
•	Average demand deposits continued solid growth, adding $15.1 million, or 7.4% annualized, while total deposits remained relatively flat as higher-cost time deposits declined.
•	Net interest income totaled $39.9 million, a $1.2 million increase from the prior quarter.
•	Exited loss-share agreements with the FDIC, resulting in a $4.9 million gain.
•	Banking related non-interest income totaled $8.6 million, increasing $0.3 million, or 13.7% annualized.
•	Non-interest expenses increased $3.6 million, or 9.2%, from the prior quarter, driven by one-time expenses related to the core system conversion and efficiency initiatives.
•	Successfully completed bank charter conversion from a national association to a Colorado state-chartered bank.
•	At December 31, 2015, tangible common book value per share was $18.22 before consideration of the excess accretable yield value of $1.21 per share.

Fourth Quarter 2015 Results

(All comparisons refer to the third quarter of 2015, except as noted)

Net Interest Income

Net interest income totaled $39.9 million for the fourth quarter of 2015, a $1.2 million increase from the prior quarter driven by $1.0 million of accelerated 310-30 accretion and other accelerated discounts realized on acquired loans. The accelerated income plus lower levels of short-term investments widened the net interest margin 19 basis points to 3.73% from the prior quarter of 3.54% (fully taxable equivalent). Average interest earning assets totaled $4.3 billion and decreased $74.8 million, driven by an $84.2 million decrease in lower-yielding short-term investments.

Loans

Total loans ended the quarter at $2.6 billion, increasing $64.5 million, or 10.1% annualized, driven by new loan originations totaling $238.1 million. Strategic loans totaled $2.5 billion at December 31, 2015 and grew $88.1 million during the quarter, or 14.7% annualized. Included in strategic loans outstanding are $2.2 billion in originated balances, which increased $106.7 million, or 20.4% annualized, over the prior quarter and 32.5% over the fourth quarter of 2014. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships ended the year at $119.8 million, decreasing $23.5 million during the quarter, a strong 65.1% annualized. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards.

Asset Quality and Provision for Loan Losses

Acquired troubled loans accounted for under 310-30 totaled $202.8 million at December 31, 2015 and decreased $18.1 million during the fourth quarter, an annualized decrease of 32.4%, reflecting workout efforts on these acquired loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $2.7 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $203.7 million.

Non 310-30 loans totaled $2.4 billion and represented 92.2% of total loans at December 31, 2015. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled $2.1 million during the fourth quarter, primarily from a general industries commercial loan. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) decreased by $3.0 million at quarter end, representing 1.08% of total non 310-30 loans, compared to 1.24% at September 30, 2015. A provision for loan losses on the non 310-30 loans of $5.2 million was recorded during the fourth quarter of 2015, driven by loan growth, net charge-offs, and increased specific reserves of $2.6 million primarily from the previously mentioned commercial loan and one energy services loan.

Energy sector loan balances totaled $146.9 million at December 31, 2015, representing 5.7% of total loans, 3.4% of earning assets and 28.3% of the Bank’s tier one capital, and decreased from $147.5 million in the prior quarter. Of the $146.9 million energy sector loans, $118.3 million or 80.5% related to the midstream and E&P sectors and $28.6 million or 19.5% related to the energy services sector. The energy portfolio is granular, with an average loan balance of $5.2 million per client. Two energy services clients with loan balances totaling $12.0 million were placed on non-accrual during the third quarter 2015. Non-accrual classification was determined to be prudent based on the clients’ weakening liquidity and capital given prolonged stress on energy prices. One of these loans has a specific reserve of $2.1 million at December 31, 2015. The implied allowance for loan losses is 2.65% of energy sector loan balances.

Rick Newfield, Chief Risk Management Officer, said “We recognized the importance of a diversified and granular loan portfolio and established in-house concentration limits from day one. For example, no single industry sector can comprise more than 15% of total loan exposure, and we have tighter limits in place for several industries. We have also maintained granularity, with commercial loans originated in 2015 averaging $1.6 million. With respect to non-owner occupied commercial real estate, we have remained disciplined with balances representing just 85% of the Bank’s tier one capital at December 31, 2015.”

OREO ended the quarter at $20.8 million, increasing $1.8 million, driven by one loan transferred to OREO during the quarter. Gains on sales of OREO were $0.4 million during the fourth quarter compared to $0.2 million in the previous quarter.

Deposits

Transaction deposits (defined as total deposits less time deposits) averaged $2.6 billion during the fourth quarter, increasing $46.6 million, or 7.1% annualized. The increase was due to higher average demand deposits of $15.1 million, or 7.4% annualized, coupled with an increase in other low-cost transaction deposits of $31.5 million, or 7.0% annualized.  Total deposits and client repurchase agreements averaged $4.0 billion during the fourth quarter, decreasing $37.8 million, driven by a $45.6 million decrease in higher-cost time deposits. Additionally, the average cost of total deposits remained unchanged from the prior quarter at 0.35%. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements, and at December 31, 2015, these client fundings comprised 97.8% of total liabilities.

Non-Interest Income

Non-interest income totaled $15.4 million in the fourth quarter of 2015, increasing $11.7 million. FDIC-related non-interest income increased $10.7 million, driven by the termination of the loss-share agreements and the resulting gain of $4.9 million. Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $8.6 million during the fourth quarter of 2015 and increased $0.3 million, or 13.7% annualized, compared to the prior quarter. A seasonal decrease in service charges was more than offset by an increase in mark-to-market adjustments of $0.6 million related to fair value interest rate swaps on fixed-rate term loans. OREO related income increased $1.3 million during the fourth quarter of 2015 primarily due to a valuation adjustment on one foreclosed property, offset by the bargain purchase gain recorded in the prior quarter.

“The early termination of the FDIC loss-share agreements had a positive impact on the fourth quarter, including a one-time pre-tax gain of $4.9 million, resulting primarily from the settlement payment made to the FDIC and the write-off of the remaining FDIC indemnification asset of $18.2 million and the clawback payable of $38.7 million.” said Brian Lilly. “We are pleased with the mutually beneficial end to this partnership and the improvement in our financial transparency and comparability to industry peers going forward.”

Non-Interest Expense

Total non-interest expense was $42.2 million during the fourth quarter of 2015, increasing $3.6 million. The increase was driven by one-time core system conversion-related expenses of $1.1 million, efficiency initiative expenses related to severance accruals and banking center consolidation expense accruals of $1.3 million, and the change in warrant liability fair value adjustments of $0.9 million. One-time non-interest expenses included in the fourth quarter totaled $3.7 million. Problem asset workout expenses totaled $1.5 million and decreased $0.1 million from the prior quarter. Problem asset workout expenses are expected to continue to fluctuate quarterly as the acquired problem asset portfolio is resolved.

This week, we announced plans to consolidate seven banking centers in our Community Banks of Colorado footprint during the second quarter of 2016 as part of our continued focus on operational efficiency. Six owned banking centers were classified as held-for-sale during the fourth quarter, resulting in a fair value impairment charge of $0.3 million. The payback period on the consolidation is expected to be less than one year.

Income tax expense totaled $4.4 million, an effective tax rate of 56.6%, on pre-tax earnings of $7.7 million. Included in the tax expense is $1.9 million of deferred tax asset write-offs in connection with stock compensation agreements. Without this $1.9 million charge, tax expense would have been $2.5 million, an effective tax rate of 32.3%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Capital

Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $617.5 million at December 31, 2015 and decreased $3.6 million from the prior quarter. The decrease in equity is due to a decrease of $8.6 million in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio, partially offset by a reclassification of the warrant liability to equity during the quarter totaling $3.1 million.

Tangible common book value per share decreased to $18.22 at December 31, 2015 from $18.31 in the prior quarter, driven by a change in accumulated other comprehensive income, net of tax, due to the fair market value fluctuations of the available-for-sale investment securities portfolio. The tangible common equity to tangible assets ratio increased to 11.98% at December 31, 2015 from 11.76% in the prior quarter, driven by a decrease in tangible assets. The leverage ratio at December 31, 2015 for the consolidated company and the Bank was 11.75% and 11.20%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the December 31, 2015 accretable yield balance on the 310-30 loans of $84.2 million would add $1.69 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield (an approximate yield on new loan originations) and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $1.21 after-tax to our tangible book value per share as of December 31, 2015, resulting in a tangible common book value per share of $19.43.

Year-Over-Year Review

(All comparisons refer to the full year 2014)

Net income for 2015 was $4.9 million, or $0.14 per diluted share, compared to net income of $9.2 million, or $0.22 per diluted share for 2014. Net interest income totaled $156.9 million and decreased $13.3 million, or 7.8%, primarily driven by lower levels of higher-yielding acquired loans.  Average interest earning assets remained consistent as increases in the originated loan portfolio offset reductions in the investment portfolio and non-strategic acquired loans.  The continued resolution of the higher-yielding acquired non-strategic loan portfolio and higher levels of lower-yielding short-term investments led to a 25 basis point narrowing of the fully taxable equivalent net interest margin to 3.60% from 3.85%.

Loan balances at December 31, 2015 totaled $2.6 billion and increased $425.3 million, or 19.7%. Strategic loans increased $507.2 million, or 25.9%, on the strength of loan originations. Loan originations during 2015 totaled $966.9 million, increasing 11.2%, as a result of continued market penetration. Non-strategic loans declined $81.9 million, or 40.6%, as a result of the continued workout progress that has been made on exiting acquired problem loans.

Average transaction deposits and client repurchase agreements totaled $2.7 billion during 2015 and increased $237.9 million, or 9.5%.  The increase was driven by higher average demand deposits of $81.6 million, or 11.6%, coupled with an increase in other low-cost transaction deposits of $57.6 million, or 3.4%. Client repurchase agreements also increased $98.7 million, or 99.6%. Total deposits and client repurchase agreements averaged $4.0 billion during 2015, increasing $97.4 million from the prior year. The increase in total deposits was driven by growth in transaction deposits and client repurchase agreements, offset by a $140.6 million decrease in average time deposits as we continued to focus our deposit base on clients who were interested in market-rate time deposits and in developing a banking relationship. The mix of transaction deposits to total deposits improved to 68.9% at December 31, 2015 from 64.0% at prior year end. Additionally, the average cost of total deposits declined one basis point to 0.36% in 2015 from 0.37% during 2014.

Provision for loan loss expense was $12.4 million during 2015, compared to $6.2 million during 2014, an increase of $6.2 million.  The increase in provision was primarily due to an increase in specific reserves of $5.6 million. The non 310-30 allowance was 1.09% of total non 310-30 loans compared to 0.90% in the prior year, increasing primarily due to the higher specific reserves and an increase in the general allowance as the originated portfolio becomes a larger component of non 310-30 loans. Net charge-offs on non 310-30 loans remained low at only 0.12% during 2015 compared to 0.05% during 2014.

Non-interest income was $21.4 million in 2015 compared to a negative $1.7 million in the prior year, an increase of $23.1 million. The increase was largely due to $21.1 million higher FDIC related income driven by $7.0 million less indemnification amortization, $9.2 million increase in other FDIC loss-share income, and a $4.9 million gain on the termination of the FDIC loss-share agreements. Banking related non-interest income totaled $33.0 million during 2015, increasing $2.6 million, or 8.6%, as a result of increases in bank card fees, gain on sale of mortgages, mark-to-market adjustments related to fair value interest rate swaps on fixed-rate term loans, and bank-owned life insurance income, and were somewhat offset by a decrease in overdraft fees.

Total non-interest expense was $158.0 million in 2015, increasing $8.0 million. The increase was driven by lower year-over-year OREO gains of $7.0 million, one-time core system conversion-related expenses of $3.0 million, efficiency initiative expenses related to severance accruals and banking center consolidation expense accruals of $2.4 million, change in warrant liability fair value adjustments of $3.1 million primarily due to the change in our stock price, and $2.1 million related to the addition of Pine River Valley Bank.

These increases were partially offset by a net decrease in operating expenses of $4.8 million during 2015 and a $4.1 million contract termination expense in 2014. One-time non-interest expenses totaled $6.2 million during 2015 and are excluded from operating expenses in 2015. When further adjusted for the additional Pine River Valley Bank expenses, operating expenses decreased a net $4.8 million year-over-year, or 3.2%. Operating expense reductions were driven by lower compensation costs, banking center consolidations and successful vendor contract negotiations. Operating expenses exclude problem asset workout expenses, and one-time expenses related to the change in the warrant liability, contract termination expenses, banking center consolidation expense accruals, severance expense accruals, core system conversion-related expenses, and acquisition-related expenses.

Included in our efficiency initiative expenses for 2015 are $1.4 million of banking center consolidation expense accruals from the consolidation of twelve, or 12.4%, of our total banking centers over the past year.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, January 29, 2016. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 12866911 and asking for the National Bank Holdings Corporation Fourth Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through February 12, 2016, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 12866911. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “operating expenses,” “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” “fully taxable equivalent” metrics, “adjusted net income,” “adjusted basic earnings per share,” “adjusted diluted earnings per share,” and “adjusted return on average tangible assets,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Total interest and dividend income	$43,492	$42,311	$46,280	$171,407	$184,662
Total interest expense	3,563	3,629	3,696	14,462	14,413
Net interest income before provision for loan losses	39,929	38,682	42,584	156,945	170,249
Provision for loan losses on 310-30 loans	198	110	(185)	366	(520)
Provision for loan losses on non 310-30 loans	5,225	3,600	1,450	12,078	6,729
Net interest income after provision for loan losses	34,506	34,972	41,319	144,501	164,040
Non-interest income:
Service charges	3,821	3,953	3,872	14,798	15,430
Bank card fees	2,841	2,808	2,575	10,898	10,123
Gain on sale of mortgages, net	389	628	326	1,963	1,000
Other non-interest income	1,521	896	1,253	5,306	3,810
Gain on previously charged-off acquired loans	466	46	62	609	737
OREO related write-ups and other income	1,508	183	1,030	2,379	3,807
Bargain purchase gain	—	1,048	—	1,048	—
FDIC indemnification asset amortization/gain on termination	4,873	(5,798)	(7,922)	(15,878)	(27,741)
Other FDIC loss-sharing income (expense)	—	(3)	(6,313)	325	(8,862)
Total non-interest income	15,419	3,761	(5,117)	21,448	(1,696)
Non-interest expense:
Salaries and benefits	21,331	20,454	20,574	83,018	82,834
Occupancy and equipment	6,234	6,098	6,263	24,490	25,101
Professional fees	1,489	924	1,077	4,495	3,257
Other non-interest expense	9,572	8,735	8,539	34,562	34,178
Problem asset workout	1,448	1,583	(8,531)	4,541	(1,868)
Intangible asset amortization	1,370	1,359	1,336	5,401	5,344
Loss (gain) from the change in fair value of warrant liability	464	(476)	(219)	106	(2,953)
Banking center consolidation related expenses	322	—	—	1,411	—
Contract termination expense	—	—	4,110	—	4,110
Total non-interest expense	42,230	38,677	33,149	158,024	150,003
Income before income taxes	7,695	56	3,053	7,925	12,341
Income tax expense (benefit)	4,355	(1,580)	774	3,044	3,165
Net income	$3,340	$1,636	$2,279	$4,881	$9,176
Income per share - basic	$0.11	$0.05	$0.06	$0.14	$0.22
Income per share - diluted	$0.11	$0.05	$0.06	$0.14	$0.22

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$166,092	$153,156	$256,979
Securities purchased under agreements to resell	—	50,000	—
Investment securities available-for-sale	1,157,246	1,244,267	1,479,214
Investment securities held-to-maturity	427,503	445,069	530,590
Non-marketable securities	22,529	27,049	27,045
Loans receivable, net	2,587,673	2,523,128	2,162,409
Allowance for loan losses	(27,119)	(23,827)	(17,613)
Loans, net	2,560,554	2,499,301	2,144,796
Loans held for sale	13,292	11,246	5,146
FDIC indemnification asset, net	—	18,155	39,082
Other real estate owned	20,814	19,034	29,120
Premises and equipment, net	103,103	104,452	106,341
Goodwill	59,630	59,630	59,630
Intangible assets, net	12,429	13,799	16,883
Other assets	140,716	142,891	124,820
Total assets	$4,683,908	$4,788,049	$4,819,646
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$815,054	$820,269	$732,580
Interest bearing demand deposits	436,745	408,341	386,121
Savings and money market	1,394,995	1,390,054	1,290,436
Total transaction deposits	2,646,794	2,618,664	2,409,137
Time deposits	1,193,883	1,255,973	1,357,051
Total deposits	3,840,677	3,874,637	3,766,188
Securities sold under agreements to repurchase	136,523	169,488	133,552
Federal Home Loan Bank advances	40,000	40,000	40,000
Other liabilities	49,164	82,731	85,331
Total liabilities	4,066,364	4,166,856	4,025,071
Shareholders' equity:
Common stock	513	513	512
Additional paid in capital	997,926	995,440	993,212
Retained earnings	38,670	36,778	40,528
Treasury stock	(419,660)	(420,274)	(245,516)
Accumulated other comprehensive income, net of tax	95	8,736	5,839
Total shareholders' equity	617,544	621,193	794,575
Total liabilities and shareholders' equity	$4,683,908	$4,788,049	$4,819,646
SHARE DATA
Average basic shares outstanding	30,625,371	32,681,181	39,439,646
Average diluted shares outstanding	30,795,333	32,762,516	39,444,330
Ending shares outstanding	30,358,509	30,318,684	38,884,953
Common book value per share	$20.34	$20.49	$20.43
Tangible common book value per share (1)	$18.22	$18.31	$18.63
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.22	$18.02	$18.48
CAPITAL RATIOS
Average equity to average assets	13.17%	13.76%	16.75%
Tangible common equity to tangible assets (1)	11.98%	11.76%	15.25%
Leverage ratio	11.75%	11.50%	14.98%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio Update

(Dollars in thousands)

Accounting Treatment Period End Loan Balances:

	December 31, 2015			September 30, 2015			December 31, 2014
	ASC 310-	Non 310-	Total	ASC 310-	Non 310-	Total	ASC 310-	Non 310-	Total
	30 Loans	30 Loans(1)	Loans	30 Loans	30 Loans(1)	Loans	30 Loans	30 Loans(1)	Loans
Commercial	$13,007	$1,039,769	$1,052,776	$19,226	$999,400	$1,018,626	$22,956	$772,440	$795,396
Agriculture	16,752	145,558	162,310	17,908	131,119	149,027	19,063	118,468	137,531
Commercial real estate	148,888	506,331	655,219	153,546	480,709	634,255	192,330	369,264	561,594
Residential real estate	21,452	662,550	684,002	26,975	659,475	686,450	40,761	591,939	632,700
Consumer	2,731	30,635	33,366	3,237	31,533	34,770	4,535	30,653	35,188
Total	$202,830	$2,384,843	$2,587,673	$220,892	$2,302,236	$2,523,128	$279,645	$1,882,764	$2,162,409

(1)

Included in non 310-30 loans are originated loans of $2,180,267, $2,073,560, and $1,645,533 as of December 31, 2015, September 30, 2015, and December 31, 2014, respectively, and loans acquired under business combinations of $204,576, $228,676 and $237,231 as of December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

Strategic/Non-Strategic Period End Loan Balances:

	December 31, 2015			September 30, 2015			December 31, 2014
		Non-			Non-			Non-
	Strategic	strategic	Total	Strategic	strategic	Total	Strategic	strategic	Total
Commercial	$1,047,053	$5,723	$1,052,776	$997,676	$20,950	$1,018,626	$765,114	$30,282	$795,396
Agriculture	160,824	1,486	162,310	147,311	1,716	149,027	135,559	1,972	137,531
Owner-occupied commercial real estate	200,218	12,115	212,333	186,983	12,507	199,490	140,729	19,228	159,957
Commercial real estate	353,001	89,885	442,886	342,197	92,568	434,765	275,311	126,326	401,637
Residential real estate	674,351	9,651	684,002	672,008	14,442	686,450	610,583	22,117	632,700
Consumer	32,398	968	33,366	33,606	1,164	34,770	33,371	1,817	35,188
Total	$2,467,845	$119,828	$2,587,673	$2,379,781	$143,347	$2,523,128	$1,960,667	$201,742	$2,162,409

Originations:

	Fourth	Third	Second	First	Fourth
	quarter	quarter	quarter	quarter	quarter
	2015	2015	2015	2015	2014
Commercial	$123,739	$151,434	$147,321	$129,120	$102,732
Agriculture	24,194	11,295	19,019	3,605	4,952
Owner-occupied commercial real estate	13,395	12,095	17,566	12,778	11,139
Commercial real estate	23,260	36,480	38,113	21,898	27,617
Residential real estate	50,387	36,808	44,699	33,042	31,680
Consumer	3,086	5,616	4,669	3,247	4,111
Total	$238,061	$253,728	$271,387	$203,690	$182,231

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended			Three months ended			Three months ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$209,268	$11,527	22.03%	$230,978	$11,262	19.50%	$295,308	$14,195	19.23%
Non 310-30 loans(1)(2)(3)(4)	2,332,948	23,857	4.06%	2,193,383	22,210	4.02%	1,879,779	20,897	4.41%
Investment securities available-for-sale	1,207,785	7,234	2.40%	1,286,897	5,929	1.84%	1,529,101	7,273	1.90%
Investment securities held-to-maturity	436,930	1,431	1.31%	461,530	3,215	2.79%	545,735	3,855	2.83%
Other securities	22,287	247	4.43%	27,059	319	4.72%	26,997	302	4.47%
Interest earning deposits and securities purchased under agreements to resell	139,244	124	0.35%	223,432	198	0.35%	118,171	78	0.26%
Total interest earning assets(4)	$4,348,462	$44,420	4.05%	$4,423,279	$43,133	3.87%	$4,395,091	$46,600	4.21%
Cash and due from banks	$57,579			$66,288			$57,031
Other assets	341,840			351,071			391,582
Allowance for loan losses	(24,748)			(21,176)			(17,260)
Total assets	$4,723,133			$4,819,462			$4,826,444
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,812,345	$1,184	0.26%	$1,780,799	$1,167	0.26%	$1,677,494	$1,075	0.25%
Time deposits	1,222,829	2,151	0.70%	1,268,476	2,257	0.71%	1,375,779	2,420	0.70%
Securities sold under agreements to repurchase	143,294	60	0.17%	182,071	37	0.08%	113,993	37	0.13%
Federal Home Loan Bank advances	40,000	168	1.67%	40,000	168	1.67%	39,565	164	1.64%
Total interest bearing liabilities	$3,218,468	$3,563	0.44%	$3,271,346	$3,629	0.44%	$3,206,831	$3,696	0.46%
Demand deposits	$825,979			$810,895			$728,345
Other liabilities	56,447			73,984			82,632
Total liabilities	4,100,894			4,156,225			4,017,808
Shareholders' equity	622,239			663,237			808,636
Total liabilities and shareholders' equity	$4,723,133			$4,819,462			$4,826,444
Net interest income		$40,857			$39,504			$42,904
Interest rate spread			3.61%			3.43%			3.75%
Net interest earning assets	$1,129,994			$1,151,933			$1,188,260
Net interest margin(4)			3.73%			3.54%			3.87%
Ratio of average interest earning assets to average interest bearing liabilities	135.11%			135.21%			137.05%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2.1 billion, $2.0 billion and $1.6 billion, and interest income of $19.3 million, $18.3 million and $17.1 million, with tax equivalent yields of 3.78%, 3.85% and 4.24% for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended December 31, 2015, September 30, 2015, and December 31, 2014 were $9.4 million, $9.2 million and $3.6 million, and interest income was $166 thousand, $192 thousand and $83 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $928 thousand, $822 thousand and $320 thousand for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the year ended December 31, 2015			For the year ended December 31, 2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$237,453	$47,255	19.90%	$361,806	$60,841	16.82%
Non 310-30 loans(1)(2)(3)(4)	2,109,152	86,693	4.11%	1,691,253	74,565	4.41%
Investment securities available-for-sale	1,327,245	26,398	1.99%	1,655,730	31,887	1.93%
Investment securities held-to-maturity	476,924	11,747	2.46%	588,909	16,764	2.85%
Other securities	25,865	1,210	4.68%	25,855	1,206	4.66%
Interest earning deposits and securities purchased under agreements to resell	262,500	799	0.30%	123,350	329	0.27%
Total interest earning assets(4)	$4,439,139	$174,102	3.92%	$4,446,903	$185,592	4.17%
Cash and due from banks	$59,526			$57,763
Other assets	353,344			378,723
Allowance for loan losses	(20,939)			(15,460)
Total assets	$4,831,070			$4,867,929
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,758,965	$4,524	0.26%	$1,701,344	$4,323	0.25%
Time deposits	1,281,171	9,085	0.71%	1,421,726	9,797	0.69%
Securities sold under agreements to repurchase	197,728	187	0.09%	99,057	129	0.13%
Federal Home Loan Bank advances	40,000	666	1.67%	9,975	164	1.64%
Total interest bearing liabilities	$3,277,864	$14,462	0.44%	$3,232,102	$14,413	0.45%
Demand deposits	$782,431			$700,809
Other liabilities	69,299			74,327
Total liabilities	4,129,594			4,007,238
Shareholders' equity	701,476			860,691
Total liabilities and shareholders' equity	$4,831,070			$4,867,929
Net interest income		$159,640			$171,179
Interest rate spread			3.48%			3.72%
Net interest earning assets	$1,161,275			$1,214,801
Net interest margin(4)			3.60%			3.85%
Ratio of average interest earning assets to average interest bearing liabilities	135.43%			137.59%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $1.9 billion and $1.4 billion, and interest income of $70.6 million and $58.1 million, with tax equivalent yields of 3.87% and 4.17% for 2015 and 2014, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during 2015 and 2014 were $7.1 million and $3.1 million, and interest income was $589 thousand and $267 thousand for the same periods, respectively.

(4)	Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $2,695 thousand and $930 thousand for 2015 and 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Allowance For Loan Losses Analysis (1):

	As of and for the three months ended:
	December 31, 2015			September 30, 2015			December 31, 2014
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Beginning allowance for loan losses	$875	$22,952	$23,827	$765	$19,476	$20,241	$907	$15,684	$16,591
Net charge-offs	3	(2,134)	(2,131)	—	(124)	(124)	(1)	(242)	(243)
Provision (recoupment)/ expense	198	5,225	5,423	110	3,600	3,710	(185)	1,450	1,265
Ending ALL	$1,076	$26,043	$27,119	$875	$22,952	$23,827	$721	$16,892	$17,613
Ratio of annualized net charge-offs to average total loans during the period, respectively	(0.01)%	0.36%	0.33%	0.00%	0.02%	0.02%	0.00%	0.05%	0.04%
Ratio of ALL to total loans outstanding at period end, respectively	0.53%	1.09%	1.05%	0.40%	1.00%	0.94%	0.26%	0.90%	0.81%
Ratio of ALL to total non-performing loans at period end, respectively	0.00%	101.54%	105.74%	0.00%	80.13%	83.18%	0.00%	156.22%	162.89%
Total loans	$202,830	$2,384,843	$2,587,673	$220,892	$2,302,236	$2,523,128	$279,645	$1,882,764	$2,162,409
Average total loans during the period	$209,268	$2,323,527	$2,532,795	$230,978	$2,184,169	$2,415,147	$295,308	$1,876,203	$2,171,511
Total non-performing loans	$—	$25,647	$25,647	$—	$28,645	$28,645	$—	$10,813	$10,813

Past Due Loans (1):

	December 31, 2015			September 30, 2015			December 31, 2014
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Loans 30-89 days past due and still accruing interest	$3,941	$6,716	$10,657	$2,035	$1,561	$3,596	$7,016	$1,142	$8,158
Loans 90 days past due and still accruing interest	15,762	165	15,927	18,942	266	19,208	33,834	263	34,097
Non-accrual loans	—	25,647	25,647	—	28,645	28,645	—	10,813	10,813
Total past due and non-accrual loans	$19,703	$32,528	$52,231	$20,977	$30,472	$51,449	$40,850	$12,218	$53,068
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	7.77%	1.08%	1.61%	8.58%	1.26%	1.90%	12.10%	0.59%	2.08%
Total non-accrual loans to total loans, respectively	0.00%	1.08%	0.99%	0.00%	1.24%	1.14%	0.00%	0.57%	0.50%
% of total past due and non-accrual loans that carry fair value marks	100.00%	22.01%	51.43%	100.00%	14.21%	49.19%	100.00%	34.66%	84.96%

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Asset Quality Data(1):

	December 31, 2015	September 30, 2015	December 31, 2014
Non-accrual loans	$7,854	$7,288	$3,840
Restructured loans on non-accrual	17,793	21,357	6,973
Total non-performing loans	25,647	28,645	10,813
OREO	20,814	19,034	29,120
Other repossessed assets	894	894	849
Total non-performing assets	$47,355	$48,573	$40,782
Accruing restructured loans	$8,403	$11,028	$19,275
Total non-performing loans to total loans	0.99%	1.14%	0.50%
Total non-performing assets to total loans and OREO	1.81%	1.91%	1.86%

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Changes in Accretable Yield:

	For the three months ended			Life-to-date
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015
Accretable yield at beginning of period	$93,015	$103,430	$113,108	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	3,367	3,202	16,858	256,328
Reclassification to non-accretable difference from accretable yield	(642)	(2,355)	(2,308)	(27,983)
Accretion	(11,547)	(11,262)	(14,195)	(359,146)
Accretable yield at end of period	$84,193	$93,015	$113,463	$84,193

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the			As of and for the
	three months ended			year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Key Ratios(1)
Return on average assets	0.28%	0.13%	0.19%	0.10%	0.19%
Return on average tangible assets(2)	0.36%	0.21%	0.26%	0.17%	0.26%
Adjusted return on average tangible assets(2)	0.48%	0.52%	0.71%	0.54%	0.66%
Return on average equity	2.13%	0.98%	1.12%	0.70%	1.07%
Return on average tangible common equity(2)	2.97%	1.64%	1.66%	1.29%	1.58%
Interest earning assets to interest bearing liabilities (end of period)(3)	133.71%	134.58%	137.36%	133.71%	137.36%
Loans to deposits ratio (end of period)	67.72%	65.41%	57.55%	67.72%	57.55%
Non-interest bearing deposits to total deposits (end of period)	21.22%	21.17%	19.45%	21.22%	19.45%
Net interest margin(4)	3.64%	3.47%	3.84%	3.54%	3.83%
Net interest margin (fully taxable equivalent)(2)(4)	3.73%	3.54%	3.87%	3.60%	3.85%
Interest rate spread(5)	3.61%	3.43%	3.75%	3.48%	3.72%
Yield on earning assets(3)	3.97%	3.79%	4.18%	3.86%	4.15%
Yield on earning assets (fully taxable equivalent)(2)(3)	4.05%	3.87%	4.21%	3.92%	4.17%
Cost of interest bearing liabilities(3)	0.44%	0.44%	0.46%	0.44%	0.45%
Cost of deposits	0.35%	0.35%	0.37%	0.36%	0.37%
Non-interest expense to average assets	3.55%	3.18%	2.72%	3.27%	3.08%
Efficiency ratio (fully taxable equivalent)(2)(6)	72.61%	86.25%	84.19%	84.28%	85.35%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	72.34%	73.25%	71.58%	73.68%	72.13%

Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	0.99%	1.14%	0.50%	0.99%	0.50%
Non-performing assets to total loans and OREO	1.81%	1.91%	1.86%	1.81%	1.86%
Allowance for loan losses to total loans	1.05%	0.94%	0.81%	1.05%	0.81%
Allowance for loan losses to non-performing loans	105.74%	83.18%	162.89%	105.74%	162.89%
Net charge-offs to average loans(1)	0.33%	0.02%	0.04%	0.12%	0.05%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 16.
(3)

Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

Non-GAAP Financial Measures and Reconciliations

(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	December 31, 2015	September 30, 2015	December 31, 2014
Total shareholders' equity	$617,544	$621,193	$794,575
Less: goodwill and intangible assets, net	(72,060)	(73,429)	(76,513)
Add: deferred tax liability related to goodwill	7,772	7,385	6,222
Tangible common equity (non-GAAP)	$553,256	$555,149	$724,284

Total assets	$4,683,908	$4,788,049	$4,819,646
Less: goodwill and intangible assets, net	(72,060)	(73,429)	(76,513)
Add: deferred tax liability related to goodwill	7,772	7,385	6,222
Tangible assets (non-GAAP)	$4,619,620	$4,722,005	$4,749,355

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	13.18%	12.97%	16.49%
Less: impact of goodwill and intangible assets, net	(1.20)%	(1.21)%	(1.24)%
Tangible common equity to tangible assets (non-GAAP)	11.98%	11.76%	15.25%

Common book value per share calculations:
Total shareholders' equity	$617,544	$621,193	$794,575
Divided by: ending shares outstanding	30,358,509	30,318,684	38,884,953
Common book value per share	$20.34	$20.49	$20.43

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$553,256	$555,149	$724,284
Divided by: ending shares outstanding	30,358,509	30,318,684	38,884,953
Tangible common book value per share (non-GAAP)	$18.22	$18.31	$18.63

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$553,256	$555,149	$724,284
Less: accumulated other comprehensive income, net of tax	(95)	(8,736)	(5,839)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	553,161	546,413	718,445
Divided by: ending shares outstanding	30,358,509	30,318,684	38,884,953
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.22	$18.02	$18.48

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the			As of and for the
	three months ended			year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$3,340	$1,636	$2,279	$4,881	$9,176
Add: impact of core deposit intangible amortization expense, after tax	836	829	815	3,295	3,260
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$4,176	$2,465	$3,094	$8,176	$12,436

Average assets	$4,723,133	$4,819,462	$4,846,444	$4,831,070	$4,867,929
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	64,954	66,575	71,080	66,549	73,074
Average tangible assets (non-GAAP)	$4,658,179	$4,752,887	$4,775,364	$4,764,521	$4,794,855

Average shareholders' equity	$622,239	$663,237	$808,636	$701,476	$860,691
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	64,954	66,575	71,080	66,549	73,074
Average tangible common equity (non-GAAP)	$557,285	$596,662	$737,556	$634,927	$787,617

Return on average assets (non-GAAP)	0.28%	0.13%	0.19%	0.10%	0.19%
Return on average tangible assets (non-GAAP)	0.36%	0.21%	0.26%	0.17%	0.26%
Return on average equity (non-GAAP)	2.13%	0.98%	1.12%	0.70%	1.07%
Return on average tangible common equity (non-GAAP)	2.97%	1.64%	1.66%	1.29%	1.58%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the			As of and for the
	three months ended			year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income	$43,492	$42,311	$46,280	$171,407	$184,662
Add: impact of taxable equivalent adjustment	928	822	320	2,695	930
Interest income, fully taxable equivalent (non-GAAP)	$44,420	$43,133	$46,600	$174,102	$185,592

Net interest income	$39,929	$38,682	$42,584	$156,945	$170,249
Add: impact of taxable equivalent adjustment	928	822	320	2,695	930
Net interest income, fully taxable equivalent (non-GAAP)	$40,857	$39,504	$42,904	$159,640	$171,179

Average earning assets	$4,348,462	$4,423,279	$4,395,091	$4,439,139	$4,446,903
Yield on earning assets	3.97%	3.79%	4.18%	3.86%	4.15%
Yield on earning assets, fully taxable equivalent (non-GAAP)	4.05%	3.87%	4.21%	3.92%	4.17%
Net interest margin	3.64%	3.47%	3.84%	3.54%	3.83%
Net interest margin, fully taxable equivalent (non-GAAP)	3.73%	3.54%	3.87%	3.60%	3.85%

Adjusted Efficiency Ratio

	As of and for the			As of and for the
	three months ended			year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net interest income	$39,929	$38,682	$42,584	$156,945	$170,249
Add: impact of taxable equivalent adjustment	928	822	320	2,695	930
Net interest income, fully taxable equivalent (non-GAAP)	$40,857	$39,504	$42,904	$159,640	$171,179

Non-interest income	$15,419	$3,761	$(5,117)	$21,448	$(1,696)
Gain on sale of previously charged-off acquired loans	(466)	(46)	(62)	(609)	(737)
Impact of OREO related write-ups and other income	(1,508)	(183)	(1,030)	(2,379)	(3,807)
Bargain purchase gain	—	(1,048)	—	(1,048)	—
FDIC indemnification asset amortization/gain on termination	(4,873)	5,798	7,922	15,878	27,741
FDIC loss sharing (income) expense	—	3	6,313	(325)	8,862
Adjusted non-interest income (non-GAAP)	$8,572	$8,285	$8,026	$32,965	$30,363

Non-interest expense adjusted for core deposit intangible asset amortization	$40,860	$37,318	$31,813	$152,623	$144,659
Impact of change in fair value of warrant liabilities	(464)	476	219	(106)	2,953
Problem asset workout expense	(1,448)	(1,583)	8,531	(4,541)	1,868
Banking center consolidation related expenses	(322)	—	—	(1,411)	—
Contract termination expense	—	—	(4,110)	—	(4,110)
Severance expenses	(986)	—	—	(986)	—
Conversion related expenses	(1,732)	(659)	—	(2,967)	—
Acquisition related expenses	(153)	(547)	—	(700)	—
Adjusted non-interest expense (non-GAAP)	$35,755	$35,005	$36,453	$141,912	$145,370

Efficiency ratio	73.82%	87.93%	84.91%	85.55%	85.82%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	72.61%	86.25%	84.19%	84.28%	85.35%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	72.34%	73.25%	71.58%	73.68%	72.13%

Adjusted Financial Result

	For the three months ended			For the year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Adjustments to diluted earnings per share:
Income per share - diluted	$0.11	$0.05	$0.06	$0.14	$0.22
Adjustments to diluted earnings per share (non-GAAP)(1)	0.05	0.12	0.13	0.51	0.45
Adjusted diluted earnings per share (non-GAAP)(1)	$0.16	$0.17	$0.19	$0.65	$0.67
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$5,705	$15,084	$21,384	$17,563	$19,118
Divided by: average tangible assets (non-GAAP)	4,658,179	4,752,887	4,755,364	4,764,521	4,794,855
Adjustments to return on average tangible assets (non-GAAP)	0.12%	0.31%	0.45%	0.37%	0.40%
Return on average tangible assets (non-GAAP)	0.36%	0.21%	0.26%	0.17%	0.26%
Adjusted return on average tangible assets (non-GAAP)	0.48%	0.52%	0.71%	0.54%	0.66%
Adjustments to net income:
Net income	$3,340	$1,636	$2,279	$4,881	$9,176
Adjustments to net income (non-GAAP)(1)	1,438	3,802	5,390	17,563	19,118
Adjusted net income (non-GAAP)	$4,778	$5,438	$7,669	$22,444	$28,294

(1) Refer to table below for adjustments

Adjustments
Non-interest income adjustments:
Gain on recoveries of previously charged-off acquired loans	$(466)	$(46)	$(62)	$(609)	$(737)
OREO related write-ups and other income	(1,508)	(183)	(1,030)	(2,379)	(3,807)
Bargain purchase gain	—	(1,048)	—	(1,048)	—
FDIC indemnification asset amortization/gain on termination	(4,873)	5,798	7,922	15,878	27,741
Other FDIC loss sharing expense (income)	—	3	6,313	(325)	8,862
Total non-interest income adjustments (non-GAAP)	$(6,847)	$4,524	$13,143	$11,517	$32,059
Non-interest expense adjustments:
Problem asset workout expense	$(1,448)	$(1,583)	$8,531	$(4,541)	$1,868
Impact of change in fair value of warrant liabilities	(464)	476	219	(106)	2,953
Contract termination expense	—	—	(4,110)	—	(4,110)
Severance expenses	(986)	—	—	(986)	—
Banking center consolidation related expenses	(322)	—	—	(1,411)	—
Conversion related expenses	(1,732)	(659)	—	(2,967)	—
Acquisition related expenses	(153)	(547)	—	(700)	—
Total non-interest expense adjustments (non-GAAP)	$(5,105)	$(2,313)	$4,640	$(10,711)	$711
Pre-tax adjustments	(1,742)	6,837	8,503	22,228	31,348
Collective tax expense impact	3,180	(3,035)	(3,113)	(4,665)	(12,230)
Adjustments to net income (non-GAAP)	$1,438	$3,802	$5,390	$17,563	$19,118